Exhibit (a)(1)(G)

This announcement is neither an offer to purchase nor a solicitation of an offer to sell Shares (as defined below), and the provisions herein are subject in their entirety to the provisions of the Offer (as defined below). The Offer is made solely by the Offer to Purchase (as defined below), dated October 15, 2014, and the related Letter of Transmittal (as defined below), and is being made to all holders of Shares. The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction. In those jurisdictions where applicable laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of Purchaser (as defined below) by one or more registered brokers or dealers licensed under the laws of such jurisdiction to be designated by Purchaser.

Notice of Offer to Purchase for Cash

All Outstanding Shares of Common Stock

of

MOVE, INC.

a Delaware corporation

at

$21.00 NET PER SHARE

Pursuant to the Offer to Purchase dated October 15, 2014

by

MAGPIE MERGER SUB, INC.

a wholly owned indirect subsidiary of

NEWS CORPORATION

Magpie Merger Sub, Inc., a Delaware corporation (“Purchaser”) and a wholly owned indirect subsidiary of News Corporation, a Delaware corporation (“Parent”), is offering to purchase for cash all of the outstanding shares of common stock, par value $0.001 per share (the “Shares”), of Move, Inc., a Delaware corporation (“Move”), at a purchase price of $21.00 per Share (the “Offer Price”), net to the seller in cash, without interest thereon and subject to any required withholding taxes, upon the terms and subject to the conditions set forth in the offer to purchase, dated October 15, 2014 (as it may be amended or supplemented from time to time, the “Offer to Purchase”), and in the related letter of transmittal (as it may be amended or supplemented from time to time, the “Letter of Transmittal” and, together with the Offer to Purchase, the “Offer”).

Stockholders of record who tender directly to Computershare Trust Company, N.A. (the “Depositary”) will not be obligated to pay brokerage fees or commissions or, except as otherwise provided in Instruction 6 of the Letter of Transmittal, stock transfer taxes with respect to the purchase of Shares by Purchaser pursuant to the Offer. Stockholders who hold their Shares through a broker, dealer, commercial bank, trust company or other nominee should consult such institution as to whether it charges any service fees or commissions.

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT THE END OF THE DAY, 12:00 MIDNIGHT, NEW YORK CITY TIME, ON NOVEMBER 13, 2014, UNLESS THE OFFER IS EXTENDED OR EARLIER TERMINATED (SUCH DATE AND TIME, AS IT MAY BE EXTENDED, THE “EXPIRATION DATE”).

The Offer is being made pursuant to the Agreement and Plan of Merger, dated as of September 30, 2014 (the “Merger Agreement”), by and among Parent, Purchaser and Move. The Merger Agreement provides, among other things, that following the consummation of the Offer and subject to the satisfaction or waiver (to the extent permitted under applicable law) of certain conditions set forth in the Merger Agreement, Purchaser will be merged with and into Move (the “Merger”) as soon as practicable without a meeting of the stockholders of Move in accordance with Section 251(h) of the General Corporation Law of the State of Delaware (the “DGCL”), with Move continuing as the surviving corporation in the Merger and thereby becoming a wholly owned indirect subsidiary of Parent. In the Merger, each Share issued and outstanding immediately prior to the effective time of the Merger (other than Shares (i) held by Parent, Purchaser, any other wholly owned subsidiary of Parent or any wholly owned subsidiary of Move and (ii) held by Move or any of its Subsidiaries as treasury stock, which in each case will be canceled and cease to exist without consideration or payment, and other than Shares held by a holder who exercises appraisal rights in accordance with Delaware law with respect to such Shares) will be converted at the Effective Time into the right to receive the Offer Price, without interest and subject to any withholding of taxes as required by applicable law. As a result of the Merger, Move will cease to be a publicly traded company and will become wholly owned by Parent. Under no circumstances will interest be paid on the purchase price for Shares, regardless of any extension of the Offer or any delay in making payment for Shares. The Merger Agreement is more fully described in the Offer to Purchase.

The Offer is not subject to any financing condition. The Offer is conditioned upon, among other things, (a) the absence of a termination of the Merger Agreement in accordance with its terms and (b) the satisfaction of (i) the Minimum Condition (as defined below), (ii) the HSR Condition (as defined below), (iii) the Governmental Entity Condition (as defined below), (iv) the Litigation Condition (as defined below) and (v) the Operating Agreement Condition (as defined below). The “Minimum Condition” requires that the number of Shares validly tendered (excluding Shares tendered pursuant to guaranteed delivery procedures) in accordance with the terms of the Offer and not validly withdrawn on or prior to the Expiration Date, together with any Shares then owned by Parent and its subsidiaries, equals one Share more than one half of all Shares then outstanding (not including Shares tendered in the Offer pursuant to guaranteed delivery procedures). The “HSR Condition” requires that any applicable waiting period (and any extension thereof) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder (the “HSR Act”), shall have expired or otherwise been terminated. The “Governmental Entity Condition” requires that there be no law or order, injunction or decree enacted, enforced, amended, issued, in effect or deemed applicable to the Offer, by any governmental entity (other than the application of the waiting period provisions of the HSR Act to the Offer or to the Merger) that is in effect, and that no governmental entity shall have taken any other action, in each case the effect of which is to make illegal or otherwise prohibit consummation of the Offer or the Merger (or to impose a condition or require a remedy that the parties are not required to accept pursuant to the Merger Agreement). The “Litigation Condition” requires that there be no pending or threatened (in writing) legal proceeding by any governmental entity that challenges or seeks to enjoin the Offer or the Merger (or to impose a condition or require a remedy that the parties are not required to accept pursuant to the Merger Agreement). The “Operating Agreement Condition” requires (i)(A) that the National Association of Realtors® (the “NAR”) and its subsidiaries shall not have delivered to Move written notice purporting to terminate the Operating Agreement, dated as of November 26, 1996 (as amended, the “Operating Agreement”), between RealSelect, Inc. and Realtors® Information Network, Inc. (whether immediately or with the passage of time) and (B) that the NAR and its subsidiaries shall not have given notice of, and there shall not have been commenced, a legal proceeding against Move or any of its subsidiaries asserting, or by Move or any of its subsidiaries relating to, any default or breach (or alleged default or breach) by Move or any of its subsidiaries under the Operating Agreement permitting the Operating Agreement to be terminated (whether immediately or with the passage of time) or, if any such notice has been delivered or received, as applicable, or legal proceeding commenced, it shall have been (ii)(A) withdrawn by the NAR or its applicable subsidiaries on a bona fide basis and not reinstated or (B) determined by the relevant judicial or arbitral process (with such determination not having been reversed or vacated) to not have been a valid termination and/or not to have permitted the Operating Agreement to be terminated, as applicable; provided, that should any such decision be subject to appeal, review, rehearing or reconsideration, then this Operating Agreement Condition shall not be deemed satisfied until any and all applicable periods for the filing of such appeal, review, rehearing or reconsideration shall have elapsed or, if such appeal, review, rehearing or reconsideration is accepted within such applicable period, then this Operating Agreement Condition shall not be deemed satisfied until the date that is five business days prior to the Outside Date (as defined below) and, in any case, the Operating Agreement Condition shall not be deemed satisfied if such appeal, review, rehearing or reconsideration has resulted in the decision of such judicial or arbitral body being reversed or vacated by such date. The Offer is also subject to other conditions as described in the Offer to Purchase.

The foregoing conditions (except for the Minimum Condition) may be waived by Parent or Purchaser in whole or in part at any time and from time to time without Move’s consent, subject to the terms and conditions of the Merger Agreement and applicable law. A more detailed discussion of the conditions to consummation of the Offer is contained in the Offer to Purchase.

The board of directors of Move, among other things, has unanimously (i) determined that the Merger Agreement and the transactions contemplated thereby are advisable and fair to, and in the best interests of, Move and its stockholders, (ii) approved and adopted the Merger Agreement and the transactions contemplated thereby and declared the Merger Agreement and the transactions contemplated thereby advisable, in each case in accordance with the requirements of the Delaware General Corporation Law and (iii) resolved to recommend that the stockholders of Move accept the Offer and tender all of their Shares pursuant to the Offer.

The Merger Agreement contains provisions to govern the circumstances in which Purchaser is required or permitted to extend the Offer and in which Parent is required to cause Purchaser to extend the Offer. Specifically, the Merger Agreement provides that: (i) if, on the then-effective Expiration Date, any Offer condition has not been satisfied or waived, Purchaser will (and Parent will cause Purchaser to) extend the Offer for successive periods of not more than twenty business days each (or such longer period as Parent, Purchaser and Move may agree), in order to permit the satisfaction of the Offer conditions; and (ii) Purchaser will, and Parent will cause Purchaser to, extend the Offer for any period required by any applicable law, rule, regulation, interpretation or position of the SEC or its staff or rules of the NASDAQ Stock Market applicable to the Offer. However, Purchaser is not required to extend the Offer beyond December 31, 2014 (the “Outside Date”) and may not extend the Offer beyond the Outside Date without Move’s prior written consent (except (i) that such date may be extended to March 30, 2015 if the HSR Condition is the only Offer condition not yet satisfied or waived (other than the Minimum Condition and the Operating Agreement Condition) by such date, and (ii) such date may be further extended to a date that is three months after the then-applicable Outside Date if the Operating Agreement Condition is the only Offer Condition not yet satisfied or waived (other than the Minimum Condition) by the then-applicable Outside Date (after giving effect to clause (i)). Purchaser has agreed that it will terminate the Offer promptly upon any termination of the Merger Agreement (and in any event within one business day of such termination).

Subject to the terms and conditions of the Merger Agreement and applicable law, Parent and Purchaser expressly reserve the right to waive, in whole or in part, any condition to the Offer or modify the terms of the Offer; provided, however, that, without the consent of Move, Parent and Purchaser are not permitted to (i) other than in the case of any equitable adjustment relating to any reclassification, stock split, stock dividend or recapitalization by Move, decrease the Offer Price or change the form of consideration payable in the Offer, (ii) decrease the number of Shares sought to be purchased in the Offer, (iii) impose conditions on the Offer in addition to the Offer conditions or amend any Offer condition in a manner that is adverse to the holders of Shares, (iv) waive or amend the Minimum Condition, (v) amend any other term of the Offer in a manner that is adverse to the holders of Shares, (vi) extend or otherwise change the Expiration Date except as required or permitted by the terms of the Merger Agreement or (vii) provide a “subsequent offering period” within the meaning of Rule 14d-11 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Any extension, delay, termination or amendment of the Offer will be followed as promptly as practicable by public announcement thereof, and such announcement in the case of an extension will be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Without limiting the manner in which Purchaser may choose to make any public announcement, it currently intends to make announcements regarding the Offer by issuing a press release and making any appropriate filing with the SEC.

Because the Merger will be governed by Section 251(h) of the DGCL, Purchaser does not expect there to be a significant period of time between the consummation of the Offer and the consummation of the Merger.

On the terms of and subject to the Offer conditions, promptly after the Expiration Date of the Offer, Purchaser will accept for payment, and pay for, all Shares validly tendered to Purchaser in the Offer and not validly withdrawn on or prior to the Expiration Date of the Offer. For purposes of the Offer, Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered and not properly withdrawn as, if and when Purchaser gives oral or written notice to the Depositary of its acceptance for payment of such Shares pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the Offer Price for such Shares with the Depositary, which will act as paying agent for tendering stockholders for the purpose of receiving payments from Purchaser and transmitting such payments to tendering stockholders whose Shares have been accepted for payment. If Purchaser extends the Offer, is delayed in its acceptance for payment of Shares or is unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to

Purchaser’s rights under the Offer and the Merger Agreement, the Depositary may retain tendered Shares on Purchaser’s behalf, and such Shares may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as described in the Offer to Purchase and as otherwise required by Rule 14e-1(c) under the Exchange Act. Under no circumstances will Parent or Purchaser pay interest on the purchase price for Shares by reason of any extension of the Offer or any delay in making such payment for Shares.

No alternative, conditional or contingent tenders will be accepted. In all cases, payment for Shares accepted for payment pursuant to the Offer will only be made after timely receipt by the Depositary of (i) certificates evidencing such Shares (the “Share Certificates”) or confirmation of a book-entry transfer of such Shares (a “Book-Entry Confirmation”) into the Depositary’s account at The Depository Trust Company (“DTC”) pursuant to the procedures set forth in the Offer to Purchase, (ii) the Letter of Transmittal (or a manually signed facsimile thereof), properly completed and duly executed, with any required signature guarantees or, in the case of a book-entry transfer, either such Letter of Transmittal or an Agent’s Message (as defined in the Offer to Purchase) in lieu of the Letter of Transmittal and (iii) any other documents required by the Letter of Transmittal. Accordingly, tendering stockholders may be paid at different times depending upon when Share Certificates or Book-Entry Confirmations with respect to Shares are actually received by the Depositary.

Shares tendered pursuant to the Offer may be withdrawn at any time prior to the Expiration Date and, unless theretofore accepted for payment by Purchaser pursuant to the Offer, may also be withdrawn at any time after December 14, 2014, which is the 60th day after the date of the commencement of the Offer.

For a withdrawal to be proper and effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover page of the Offer to Purchase. Any such notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name in which the Share Certificates are registered if different from that of the person who tendered such Shares. If Share Certificates evidencing Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such Share Certificates, the serial numbers shown on such Share Certificates must be submitted to the Depositary and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution (as defined in the Offer to Purchase), unless such Shares have been tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedure for book-entry transfer as set forth in the Offer to Purchase, any notice of withdrawal must also specify the name and number of the account at DTC to be credited with the withdrawn Shares.

Withdrawals of Shares may not be rescinded. Any Shares properly withdrawn will thereafter be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Shares may be re-tendered by again following one of the procedures described in the Offer to Purchase at any time prior to the Expiration Date.

Purchaser will determine, in its sole discretion, all questions as to the form and validity (including time of receipt) of any notice of withdrawal and Purchaser’s determination will be final and binding. None of Purchaser, the Depositary, the Information Agent (as defined in the Offer to Purchase) or any other person will be under any duty to give notice of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

The information required to be disclosed by paragraph (d)(1) of Rule 14d-6 of the General Rules and Regulations under the Exchange Act is contained in the Offer to Purchase and is incorporated herein by reference.

Move has provided Purchaser with Move’s stockholder list and security position listings for the purpose of disseminating the Offer to Purchase, the related Letter of Transmittal and other related materials to holders of Shares. The Offer to Purchase and related Letter of Transmittal will be mailed to record holders of Shares whose names appear on Move’s stockholder list and will be furnished, for subsequent transmittal to beneficial owners of Shares, to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency’s security position listing for subsequent transmittal to beneficial owners of Shares.

The receipt of cash for Shares pursuant to the Offer or the Merger will be a taxable transaction to U.S. Holders (as defined in the Offer to Purchase) for United States federal income tax purposes. See the Offer to Purchase for a more detailed discussion of the tax treatment of the Offer. Each holder of Shares should consult with its tax advisor as to the particular tax consequences to such holder of exchanging Shares for cash in the Offer or the Merger.

The Offer to Purchase and the related Letter of Transmittal contain important information. Holders of Shares should carefully read both documents in their entirety before any decision is made with respect to the Offer.

Questions and requests for assistance may be directed to the Information Agent at its address and telephone number set forth below. Requests for copies of the Offer to Purchase, the Letter of Transmittal, the notice of guaranteed delivery and other tender offer materials may be directed to the Information Agent. Such copies will be furnished promptly at Purchaser’s expense. Stockholders may also contact brokers, dealers, commercial banks or trust companies for assistance concerning the Offer. Neither Parent nor Purchaser will pay any fees or commissions to any broker or dealer or to any other person (other than to the Depositary and the Information Agent) in connection with the solicitation of tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks, trust companies or other nominees will, upon request, be reimbursed by Purchaser for customary mailing and handling expenses incurred by them in forwarding the Offer materials to their customers.

The Information Agent for the Offer is:

480 Washington Boulevard, 26th Floor

Jersey City, NJ 07310

All Stockholders Call Toll-Free: (866) 482-4931

Email: MOVEinfo@georgeson.com

October 15, 2014

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